Exhibit 15.1

ACKNOWLEDGMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 8, 2015

The Board of Directors and Shareholders of Barnes & Noble, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3/A) of Barnes & Noble, Inc. for the registration of 3,340,217 shares of its common stock of our reports dated September 9, 2014, December 9, 2014, and March 10, 2015 relating to the unaudited consolidated interim financial statements of Barnes & Noble, Inc. that are included in its Forms 10-Q for the quarters ended August 2, 2014, November 1, 2014, and January 31, 2015.

/s/ Ernst & Young LLP

New York, New York